Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS RECORD ANNUAL EARNINGS

AND GROWTH IN ASSETS, LOANS, AND DEPOSITS

January 26, 2017 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders (earnings) of $7,804,000 or $1.85 per common share basic and diluted for the year ended December 31, 2016, compared to earnings of $6,038,000 or $1.47 per common share basic and diluted for the year ended December 31, 2015.  The earnings per share (“EPS”) for 2016 increased 26 percent compared to the EPS for 2015, and the 2016 annual earnings are a record high for Mid Penn.

For the fourth quarter of 2016, earnings were $2,076,000 or $0.49 per common share basic and diluted, compared to earnings of $1,408,000 or $0.35 per common share basic and diluted for the same period in 2015.  The EPS for the fourth quarter of 2016 increased 40 percent compared to the EPS for the fourth quarter of 2015.  The earnings for the fourth quarter of 2016 are a record high quarter for Mid Penn.

Mid Penn also reported total assets of $1,032,599,000 as of December 31, 2016, an increase of over 10 percent compared to total assets of $931,638,000 as of December 31, 2015.  In 2016, Mid Penn realized favorable loan growth of $76,692,000 or 10 percent, primarily in commercial relationships, as well as an increase in deposits of $158,330,000 or 20 percent over 2015.   Along with supporting loan portfolio growth, the additional funds from the increase in deposits were used to repay $58,320,000 in short- and long-term borrowings during 2016.

PRESIDENT’S STATEMENT

I am very pleased to report Mid Penn's record earnings for both the fourth quarter of 2016 and for the entire fiscal year.  We are proud that our earnings reflect a Return on Average Equity of over 10% for both the quarter and the year.  In my comments at the end of 2015, I noted that “…we acknowledge that there is much work to do and we are focused on continuing the positive momentum throughout 2016.”  This earnings report reflects the excellent work by our team to not only continue this positive momentum, but to increase it during 2016.  By effectively implementing our community banking approach, we achieved significant increases in core banking revenues and fee-based income through highly-qualitative relationships with commercial, retail, and wealth management customers.

We remain focused on increasing shareholder value while delivering sound returns.  For shareholders who owned one share of our common stock throughout all of 2016, they received $0.58 in cash dividends, plus $7.73 of appreciation in the price of our stock, which closed at $23.83 on December 31, 2016.  This combined amount of $8.31 in both dividends and stock price appreciation reflects a 52% total return on the $16.10 closing stock price on December 31, 2015.

On behalf of the Board of Directors, I am pleased to announce that yesterday Mid Penn declared an increased cash dividend of $0.13 per common share based upon our earnings. The dividend will be payable on February 27, 2017 to shareholders of record as of February 8, 2017.

The increased revenues and earnings we reported for 2016 were supported by double-digit percentage growth in both loans and lower-cost deposits, as we exceeded the $1 billion of assets threshold during 2016.  While realizing these strong growth levels, we reduced our levels of nonperforming assets as we remain committed to the highest standards of asset quality.

Complementing our core banking business, we successfully generated substantial increases in revenues from fee-based activities including small business lending, mortgage banking, and wealth management services.  We also increased the efficiency and capabilities of our operating platform, particularly with our technology-based delivery channels.  During 2016, we made significant enhancements to our website, and expanded mobile and electronic banking capabilities for both businesses and consumers.

Regarding our franchise expansion, we realized the expected accretion of our 2015 acquisition of Phoenix Bancorp, and continue to realize both deposit and loan growth opportunities from these customers and markets.  We continue to strategically add new locations in opportunistic markets, including our most recently opened branch on the Oregon Pike in Manheim Township, Lancaster County.  We have recently received regulatory approval for another Lancaster County branch in New Holland, PA, which is tentatively scheduled to open in mid-2017.

We remain committed to building on the effective growth reflected by our record 2016 results, and we look forward to the opportunities for continued success that lie ahead in 2017 and beyond.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the year ended December 31, 2016, net interest income was $34,845,000, an increase of $2,962,000 or 9 percent compared to net interest income of $31,883,000 for the year ended December 31, 2015.  Net interest income increased $959,000 or over 11 percent to $9,129,000 for the three months ended December 31, 2016 compared to $8,170,000 for the three months ended December 31, 2015.  Net interest income in 2016 was positively impacted by core loan growth funded by lower-cost deposits.  The comparability of the operating results for the years ended December 31, 2016 and 2015 have been impacted by Mid Penn's acquisition of Phoenix Bancorp (Phoenix), which was effective March 1, 2015.  The reported results for the year ended December 31, 2015 included only ten months of operating results related to the Phoenix acquisition versus twelve months in 2016.

For the year ended December 31, 2016, Mid Penn’s tax-equivalent net interest margin was 3.82% versus 4.03% for the year ended December 31, 2015.   Included in the year ended December 31, 2015 was $552,000 in income from the successful resolution of four legacy Phoenix loans acquired with credit deterioration.  For the three months ended December 31, 2016, Mid Penn’s tax-equivalent net interest margin was 3.80% compared to 3.92% for the three months ended December 31, 2015.  Included in the three months ended December 31, 2015 was $100,000 in income from the successful resolution of legacy Phoenix loans acquired with credit deterioration.    Also contributing to the lower net interest margin in 2016, the investment portfolio had a lower yield as several securities that matured or were called had higher yields compared to replacement investments purchased in the lower-yield bond market conditions that persisted throughout the majority of 2016.

Noninterest Income

During the twelve months ended December 31, 2016, noninterest income increased $1,811,000 or 44 percent to $5,924,000 versus the year ended December 31, 2015.

During 2016, Mid Penn took advantage of increased market values on securities to reposition some of its investment portfolio, including selling a large volume of longer-term and rate-sensitive CMOs, as well as certain municipal bonds and agency notes.  Mid Penn realized $1,046,000 in securities gains during 2016 as a result of these investment management activities.  In comparison, during 2015, Mid Penn realized $325,000 from gains on sales of securities.

Mortgage banking income more than doubled to $922,000 during the twelve months ended December 31, 2016, as compared to $456,000 for the same period in 2015.  Increased residential real estate financing activity throughout Mid Penn’s footprint, favorably low mortgage market interest rates, and the addition of seasoned loan originators collectively contributed to the increased revenue from this business line.

Mid Penn also experienced increased origination and sales activity in Small Business Administration (“SBA”) loans, resulting in gains of $470,000 from related loan sale gains during the twelve months of 2016, an increase of $218,000 or 87% compared to SBA loan sales gains of $252,000 for the same period in 2015.  More qualified borrowers continue to take advantage of Mid Penn’s Preferred Lender status with the SBA.

Mid Penn also recognized $317,000 in merchant services income during the twelve months ended December 31, 2016, an increase of $82,000 or 35% compared to $235,000 of merchant services income for the same period in 2015.  This increase reflects the efforts of the commercial and retail sales team to continue enrolling new participating merchants throughout Mid Penn’s markets.

Other noninterest income increased $217,000 for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015.  Included in 2016 other income was $86,000 from the gain on the sale of insurance policies upon the dissolution of Mid Penn Insurance Services, LLC, a then wholly-owned subsidiary of Mid Penn Bank, effective March 1, 2016.  The decision was made to liquidate the subsidiary due to the lack of consistent profitability and growth.

Noninterest Expense

During the year ended December 31, 2016, noninterest expenses totaled $28,818,000, an increase of $2,059,000 or 8 percent compared to $26,759,000 for the year ended December 31, 2015.

Salaries and employee benefit expenses increased $1,521,000 during the twelve months ended December 31, 2016 versus the same period in 2015.  The increase primarily was attributable to franchise expansion, including (i) the addition of employees from the March 1, 2015 Phoenix acquisition, (ii) staff added to serve in Mid Penn’s branch in the Mechanicsburg, PA market, which opened in June 2015, and (iii) an increase in lending personnel, credit support staff, and executive management in alignment with Mid Penn’s core banking growth.

In connection with the acquisition of Phoenix, Mid Penn incurred $762,000 of nonrecurring merger-related expenses during 2015, while no merger-related expenses were incurred in 2016.

Pennsylvania bank shares tax expense increased $240,000 during the twelve months ended December 31, 2016 versus the same period in 2015 due to the Phoenix acquisition and the resultant increase in the capital base used to determine the annual shares tax.

Occupancy and Equipment expenses have increased $329,000 during 2016 versus 2015.  The increase is primarily attributable to both added facilities from the Phoenix acquisition, newer offices in Mechanicsburg, PA and Lancaster County, PA, and increased depreciation expense on information technology related enhancements.

Mid Penn benefited from lower loan collection costs in 2016, which are reported in other expenses.  These loan collection costs were $306,000 during 2015, but decreased $128,000 or 42% to $178,000 during 2016 as the pool of nonperforming credits continued to decrease.

FINANCIAL CONDITION

Loans

Total loans at December 31, 2016 were $815,883,000 compared to $739,191,000 at December 31, 2015, an increase of $76,692,000 or 10 percent.  The main driver of Mid Penn’s loan growth continues to be commercial loans, including both commercial and industrial financing, and commercial real estate credits.

Deposits

Total deposits increased $158,330,000 or 20 percent, from $777,043,000 at December 31, 2015 to $935,373,000 at December 31, 2016.  All deposit categories increased in 2016 due to both strong retail branch deposit growth and cash management sales efforts.  Mid Penn continues to shift its funding composition towards lower-cost deposits from higher-cost borrowings.

Investments

Mid Penn’s total available-for-sale securities portfolio decreased $2,096,000 or 2 percent, from $135,721,000 at December 31, 2015 to $133,625,000 at December 31, 2016.  Mid Penn decreased its investment holdings at year-end to provide liquidity to support loan growth, and sold some securities to take advantage of favorable market conditions to harvest investment gains from longer-term or rate-sensitive municipal bonds and agency notes.

Capital

Shareholders’ equity increased by $399,000 or 1 percent, from $70,068,000 at December 31, 2015 to $70,467,000 at December 31, 2016.  The increase in retained earnings from the 2016 net income was muted by the other comprehensive loss recorded in 2016.  The primary source of Mid Penn’s other comprehensive loss in 2016 was the unrealized depreciation on available-for-sale investments held primarily to support public deposit pledging requirements.  These unrealized losses are not other-than-temporary-impairments but relate to the price changes of securities from significant yield curve increases which occurred during the fourth quarter of 2016.  Regulatory capital ratios for both the holding company and the Bank at December 31, 2016 and December 31, 2015 exceeded regulatory “well-capitalized” levels.

ASSET QUALITY

Total nonperforming assets at December 31, 2016 were $5,759,000 a reduction compared to $6,062,000 at December 31, 2015 and $11,507,000 at December 31, 2014.  The ratio of nonperforming assets to total loans and other real estate decreased to 0.71% as of December 31, 2016, compared to 0.82% as of December 31, 2015 and 2.01% as of December 31, 2014.  The reduced level of nonperforming assets has primarily been the result of thorough underwriting and risk analysis of new extensions of credit, as well as diligent portfolio monitoring and timely collection and workout efforts, which have resulted in reduced delinquency.

Mid Penn had net loan charge-offs of $855,000 during 2016, compared to net charge-offs of $1,613,000 during 2015.

Based upon its analysis of loan and lease loss allowance adequacy, management recorded a $1,870,000 loan loss provision for the year ended December 31, 2016, compared to $1,065,000 for the year ended December 31, 2015.  For the three months ended December 31, 2016, management recorded a $550,000 loan loss provision compared to $200,000 for the three months ended December 31, 2015.  The allowance for loan and lease losses as a percentage of total loans was 0.88% at December 31, 2016, compared to 0.83% at December 31, 2015.  Loan loss reserves as a percentage of nonperforming loans was 129.78% at December 31, 2016, compared to 126.46% at December 31, 2015 and 61.37% at December 31, 2014.  Management believes, based on information currently available, that the allowance for loan and lease losses of $7,183,000 is adequate as of December 31, 2016 to cover specifically identifiable loan losses, as well as estimated losses inherent in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except share data)	December 31,	December 31,	Change
	2016	2015	$	%

Total Assets	$1,032,599	$931,638	$100,961	10.8%
Total Loans	815,883	739,191	76,692	10.4%
Total Deposits	935,373	777,043	158,330	20.4%
Total Equity	70,467	70,068	399	0.6%
Tangible Book Value per Share (1)	15.59	15.49	0.10	0.7%

OPERATING HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share	Three Months Ended				Years Ended
data)	December 31,		Change		December 31,		Change
	2016	2015	$	%	2016	2015	$	%

Net Interest Income	$9,129	$8,170	$959	11.7%	$34,845	$31,883	$2,962	9.3%
Net Income Available to Common Shareholders	$2,076	$1,408	$668	47.4%	$7,804	$6,038	$1,766	29.2%
Basic Earnings per Common Share	$0.49	$0.35	$0.14	40.0%	$1.85	$1.47	$0.38	25.9%
Return on Average Equity	11.19%	8.68%	N/A	28.9%	10.71%	9.16%	N/A	16.9%
Efficiency Ratio (2)	70.07%	71.90%	N/A	-2.6%	68.97%	69.32%	N/A	-0.5%

CAPITAL RATIOS (Unaudited):

			To Be Well-Capitalized
			Under Prompt
			Corrective Action
	December 31, 2016	December 31, 2015	Provisions:

Leverage Ratio	6.8%	7.3%	5.0%
Common Tier 1 Capital (to Risk Weighted Assets)	9.1%	9.1%	6.5%
Tier 1 Capital (to Risk Weighted Assets)	9.1%	9.1%	8.0%
Total Capital (to Risk Weighted Assets)	11.0%	11.0%	10.0%

(1)	Total shareholders’ equity less goodwill and core deposit and other intangibles divided by common shares issued and outstanding
(2)

Noninterest expense less the loss on sale or write-down of foreclosed assets, and nonrecurring expenses of $142,000 for an impairment charge taken on the Camp Hill branch in December 2016, and merger and acquisition expense in 2015 divided by net interest income plus noninterest income less nonrecurring income of $86,000 from the gain on sale of insurance policies upon the dissolution of Mid Penn Insurance Services, LLC in the first quarter of 2016 (Included in net interest income are the tax equivalent adjustments on tax-free municipal loans and securities of $389,000 for the three months ended December 31, 2016 and 2015, and $1,625,000 and $1,674,000 for the years ended December 31, 2016 and 2015.)

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands)	December 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$13,493	$12,329
Interest-bearing balances with other financial institutions	2,003	955
Federal funds sold	30,477	-
Total cash and cash equivalents	45,973	13,284

Interest-bearing time deposits with other financial institutions	-	4,317
Investment securities available for sale	133,625	135,721
Loans and leases, net of unearned interest	815,883	739,191
Less: Allowance for loan and lease losses	(7,183)	(6,168)
Net loans and leases	808,700	733,023

Bank premises and equipment, net	12,968	13,993
Cash surrender value of life insurance	12,780	12,516
Restricted investment in bank stocks	2,443	4,266
Foreclosed assets held for sale	224	1,185
Accrued interest receivable	3,928	3,813
Deferred income taxes	4,286	1,821
Goodwill	3,918	3,918
Core deposit and other intangibles, net	539	665
Other assets	3,215	3,116
Total Assets	$1,032,599	$931,638
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$122,811	$103,721
Interest-bearing demand	317,533	247,356
Money Market	252,271	208,386
Savings	60,163	56,731
Time	182,595	160,849
Total Deposits	935,373	777,043

Short-term borrowings	-	31,596
Long-term debt	13,581	40,305
Subordinated debt	7,414	7,414
Accrued interest payable	515	390
Other liabilities	5,249	4,822
Total Liabilities	962,132	861,570

Shareholders' Equity:
Common stock, par value $1.00; authorized 10,000,000 shares; 4,233,297 shares and
4,226,717 shares issued at December 31, 2016 and December 31, 2015, respectively	4,233	4,227
Additional paid-in capital	40,688	40,559
Retained earnings	28,399	23,470
Accumulated other comprehensive (loss) income	(2,853)	1,812
Total Shareholders’ Equity	70,467	70,068
Total Liabilities and Shareholders' Equity	$1,032,599	$931,638

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Years Ended December 31,
	2016	2015	2014
INTEREST INCOME
Interest and fees on loans and leases	$36,402	$32,840	$26,905
Interest on interest-bearing balances	12	44	41
Interest and dividends on investment securities:
U.S. Treasury and government agencies	1,346	1,222	1,346
State and political subdivision obligations, tax-exempt	2,066	2,000	2,180
Other securities	304	382	155
Interest on federal funds sold	82	2	—
Total Interest Income	40,212	36,490	30,627
INTEREST EXPENSE
Interest on deposits	4,514	3,889	3,852
Interest on short-term borrowings	15	47	55
Interest on long-term and subordinated debt	838	671	520
Total Interest Expense	5,367	4,607	4,427
Net Interest Income	34,845	31,883	26,200
PROVISION FOR LOAN AND LEASE LOSSES	1,870	1,065	1,617
Net Interest Income After Provision for Loan and Lease Losses	32,975	30,818	24,583
NONINTEREST INCOME
Income from fiduciary activities	481	466	552
Service charges on deposits	684	690	584
Net gain on sales of investment securities	1,046	325	168
Earnings from cash surrender value of life insurance	264	269	201
Mortgage banking income	922	456	313
ATM debit card interchange income	844	741	544
Merchant services income	317	235	254
Net gain on sales of SBA loans	470	252	119
Other income	896	679	549
Total Noninterest Income	5,924	4,113	3,284
NONINTEREST EXPENSE
Salaries and employee benefits	15,564	14,043	10,879
Occupancy expense, net	2,064	1,947	1,313
Equipment expense	1,689	1,477	1,205
Pennsylvania Bank Shares Tax expense	648	408	365
FDIC Assessment	688	613	542
Legal and professional fees	711	588	516
Marketing and advertising expense	500	533	308
Software licensing	1,380	1,472	965
Telephone expense	548	569	467
Loss on sale or write-down of foreclosed assets	217	111	204
Intangible amortization	126	114	63
Merger and acquisition expense	—	762	573
Other expenses	4,683	4,122	3,304
Total Noninterest Expense	28,818	26,759	20,704
INCOME BEFORE PROVISION FOR INCOME TAXES	10,081	8,172	7,163
Provision for income taxes	2,277	1,644	1,462
NET INCOME	7,804	6,528	5,701
Series B preferred stock dividends	—	473	350
Series C preferred stock dividends	—	17	—
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,804	$6,038	$5,351

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$1.85	$1.47	$1.53
Cash Dividends Declared	0.68	0.44	0.45

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.  For a list of other factors which would affect our results, see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.